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                                                                      EXHIBIT 11


                              DATA DIMENSIONS, INC.
                      CALCULATIONS OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                 Three Months Ended
                                                                      March 31,
                                                            --------------------------

                                                               1998              1997
                                                             --------          --------
Weighted average shares outstanding                            12,664            11,999

Dilutive common stock options using the treasury
    stock method                                                  191               341
                                                             --------          --------

Total shares used in per diluted share calculations            12,855            12,340
                                                             ========          ========

Net income                                                   $    997          $    426
                                                             ========          ========

Net income per share - basic                                 $   0.08          $   0.03
                                                             ========          ========

Net income per share - diluted                               $   0.08          $   0.03
                                                             ========          ========